                                                                  EXHIBIT 13.1


               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES
                   CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                    YEARS ENDED DECEMBER 31, 1996, 1995 AND
                     1994 AND INDEPENDENT AUDITORS' REPORT

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of California Commercial Bankshares:

    We have audited the accompanying consolidated balance sheets of California Commercial Bankshares and subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of California Commercial Bankshares and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

January 24, 1997
March 17, 1997 as to Notes 7 and 13
Los Angeles, California

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

            CONSOLIDATED BALANCE SHEETS, DECEMBER 31, 1996 AND 1995

                                                                                        1996            1995
                                                                                   --------------  --------------
                                                     ASSETS

CASH AND DUE FROM BANKS (Note 3).................................................  $   28,849,000  $   28,549,000
FEDERAL FUNDS SOLD...............................................................      14,500,000      45,000,000
                                                                                   --------------  --------------
TOTAL CASH AND CASH EQUIVALENTS..................................................      43,349,000      73,549,000
INVESTMENT SECURITIES available for sale at estimated fair value (Note 4)........      91,504,000      62,283,000
LOANS AND INVESTMENT IN LEASES, net (Notes 5 and 9)..............................     203,416,000     178,050,000
LOANS AVAILABLE FOR SALE, net....................................................       1,234,000       9,620,000
ACCRUED INTEREST RECEIVABLE......................................................       2,668,000       2,649,000
PROPERTY, net (Note 6)...........................................................       1,435,000       1,084,000
OTHER REAL ESTATE OWNED, net.....................................................       2,657,000       2,165,000
OTHER ASSETS (Notes 8 and 10)....................................................       5,201,000       4,643,000
                                                                                   --------------  --------------
    TOTAL........................................................................  $  351,464,000  $  334,043,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS:
Demand:
  Noninterest-bearing............................................................  $  146,257,000  $  130,660,000
  Interest-bearing...............................................................      72,845,000      65,301,000
Savings..........................................................................      46,179,000      45,312,000
Time certificates, $100,000 and over.............................................      32,324,000      34,718,000
Other time deposits..............................................................      21,099,000      32,513,000
                                                                                   --------------  --------------
    Total Deposits...............................................................     318,704,000     308,504,000
NOTE PAYABLE (Note 7)............................................................       2,350,000       2,351,000
OTHER LIABILITIES (Notes 8 and 12)...............................................       5,410,000       2,069,000
                                                                                   --------------  --------------
    Total Liabilities............................................................     326,464,000     312,924,000
                                                                                   --------------  --------------
COMMITMENTS AND CONTINGENCIES (Note 11)
SHAREHOLDERS' EQUITY (Notes 7, 8 and 13):
Preferred stock--no par value; authorized, 1,000,000 shares; outstanding, none
Common stock--no par value; authorized, 10,000,000 shares; issued and
  outstanding, 2,984,000 in 1996 and 2,922,000 in 1995...........................      14,382,000      14,077,000
Paid-in capital..................................................................         497,000         470,000
Retained earnings................................................................      10,244,000       6,448,000
Net unrealized (loss) gain on investment securities available for sale, net of
  tax of $82,000 in 1996 and $67,000 in 1995.....................................        (123,000)        124,000
                                                                                   --------------  --------------
    Total Shareholders' Equity...................................................      25,000,000      21,119,000
                                                                                   --------------  --------------
    TOTAL........................................................................  $  351,464,000  $  334,043,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                See notes to consolidated financial statements.

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                          1996           1995           1994
                                                                      -------------  -------------  -------------
INTEREST AND FEE INCOME:
Loans and leases, including fees....................................  $  20,022,000  $  20,000,000  $  18,347,000
Investment securities...............................................      4,923,000      3,409,000      3,873,000
Federal funds sold..................................................      1,828,000      1,333,000        501,000
                                                                      -------------  -------------  -------------
    Total Interest and Fee Income...................................     26,773,000     24,742,000     22,721,000
INTEREST EXPENSE:
Deposits............................................................      6,531,000      7,022,000      6,036,000
Note payable and other (Note 7).....................................        278,000        267,000        300,000
                                                                      -------------  -------------  -------------
    Total Interest Expense..........................................      6,809,000      7,289,000      6,336,000
                                                                      -------------  -------------  -------------
NET INTEREST INCOME BEFORE PROVISION FOR LOAN AND LEASE LOSSES......     19,964,000     17,453,000     16,385,000
PROVISION FOR LOAN AND LEASE LOSSES (Note 5)........................      1,260,000      6,600,000      3,365,000
                                                                      -------------  -------------  -------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES.......     18,704,000     10,853,000     13,020,000
                                                                      -------------  -------------  -------------
OTHER INCOME:
Escrow fees.........................................................        781,000        308,000        304,000
Service charges.....................................................      1,157,000        983,000        969,000
Securities (loss) gain, net.........................................                       (72,000)         6,000
Gain on sale of loans, net..........................................        665,000
Other income........................................................      1,155,000      1,136,000        849,000
                                                                      -------------  -------------  -------------
    Total Other Income..............................................      3,758,000      2,355,000      2,128,000
                                                                      -------------  -------------  -------------
OTHER EXPENSES:
Salaries and employee benefits (Note 8).............................      8,546,000      7,513,000      6,454,000
Occupancy, furniture and equipment (Note 11)........................      2,562,000      2,129,000      2,008,000
Advertising.........................................................        347,000        243,000         88,000
Credit card and other losses (recoveries)...........................        329,000         94,000        (39,000)
Data processing for company.........................................        587,000        174,000        130,000
Data processing for customers.......................................        510,000        184,000        173,000
Legal fees and related costs (Note 12)..............................      2,386,000      1,439,000        660,000
Loan collection and related costs...................................        446,000        414,000        331,000
Lower of cost or market adjustment on loans available for sale......                       756,000
Regulatory assessments..............................................        576,000        717,000        928,000
Supplies............................................................        420,000        321,000        267,000
Other real estate owned, net........................................       (422,000)     2,799,000      1,070,000
Other...............................................................      2,268,000      1,696,000      1,675,000
                                                                      -------------  -------------  -------------
    Total Other Expenses............................................     18,555,000     18,479,000     13,745,000
INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAX.............      3,907,000     (5,271,000)     1,403,000
PROVISION (BENEFIT) FOR INCOME TAX (Note 10)........................        111,000     (1,930,000)       544,000
                                                                      -------------  -------------  -------------
NET INCOME (LOSS)...................................................  $   3,796,000  $  (3,341,000) $     859,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE............  $        1.26  $       (1.30) $        0.35
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES
  OUTSTANDING.......................................................      3,009,000      2,564,000      2,427,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                See notes to consolidated financial statements.

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                     NET UNREALIZED
                                                                                     (LOSS) GAIN ON
                                                                                       INVESTMENT
                                     COMMON STOCK                                      SECURITIES        TOTAL
                               -------------------------   PAID-IN      RETAINED     AVAILABLE FOR   SHAREHOLDERS'
                                 SHARES       AMOUNT       CAPITAL      EARNINGS          SALE          EQUITY
                               ----------  -------------  ----------  -------------  --------------  -------------
Balance at January 1, 1994...   2,423,000  $  10,782,000  $  475,000  $   8,930,000                  $  20,187,000
Net Income...................                                               859,000                        859,000
Net Unrealized Loss On
  Investment Securities
  Available for Sale.........                                                         $ (1,318,000)     (1,318,000)
                               ----------  -------------  ----------  -------------  --------------  -------------
Balance at December 31,
  1994.......................   2,423,000     10,782,000     475,000      9,789,000     (1,318,000)     19,728,000
Net Loss.....................                                            (3,341,000)                    (3,341,000)
Stock Options Exercised (Note
  8).........................      25,000         95,000     (83,000)                                       12,000
Tax Benefit of Stock Options
  Exercised..................                                 78,000                                        78,000
Common Shares Sold Under
  Private Placement (Note
  7).........................     474,000      3,200,000                                                 3,200,000
Net change in Unrealized Gain
  on Investment Securities
  Available For Sale.........                                                            1,442,000       1,442,000
                               ----------  -------------  ----------  -------------  --------------  -------------
Balance at December 31,
  1995.......................   2,922,000     14,077,000     470,000      6,448,000        124,000      21,119,000
Net Income...................                                             3,796,000                      3,796,000
Stock Options Exercised (Note
  8).........................      62,000        305,000     (24,000)                                      281,000
Tax Benefit of Stock Options
  Exercised..................                                 51,000                                        51,000
Net change in Unrealized Loss
  on Investment Securities
  Available For Sale.........                                                             (247,000)       (247,000)
                               ----------  -------------  ----------  -------------  --------------  -------------
Balance at December 31,
  1996.......................   2,984,000  $  14,382,000  $  497,000  $  10,244,000   $   (123,000)  $  25,000,000
                               ----------  -------------  ----------  -------------  --------------  -------------
                               ----------  -------------  ----------  -------------  --------------  -------------

                See notes to consolidated financial statements.

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, 1994

                                                                         1996           1995            1994
                                                                    --------------  -------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).................................................  $    3,796,000  $  (3,341,000) $      859,000
Adjustments to reconcile net income (loss) to net cash from
  operating activities:
Depreciation and amortization.....................................         419,000        473,000         580,000
Amortization of discounts and premiums on investment securities
  available for sale..............................................         284,000        850,000         795,000
Provision for loan and lease losses...............................       1,260,000      6,600,000       3,365,000
Provision for losses on other real estate owned...................          96,000        177,000         244,000
Deferred income taxes.............................................        (143,000)    (1,627,000)        621,000
Gain (loss) on sale of investment securities available for sale...                         72,000          (6,000)
Loans originated for sale.........................................                     (9,620,000)
Proceeds from sales of loans originated for sale..................       3,466,000
(Gain) loss on sale of other real estate owned....................      (1,175,000)     1,675,000           4,000
Gain on sale of loans originated for sale.........................      (1,074,000)
Write down of loans available for sale............................         409,000
(Gain) loss on sale of property...................................          (8,000)         2,000          (7,000)
(Increase) decrease in accrued interest receivable................         (19,000)       197,000        (359,000)
(Decrease) increase in deferred loan fees.........................        (260,000)       (80,000)         27,000
Decrease in unearned lease income.................................         (35,000)      (145,000)        (19,000)
(Increase) decrease in other assets...............................        (266,000)      (166,000)        686,000
Net increase (decrease) in other liabilities......................       2,487,000        872,000      (1,156,000)
                                                                    --------------  -------------  --------------
Net cash provided by (used in) operating activities...............       9,237,000     (4,061,000)      5,634,000
                                                                    --------------  -------------  --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturity of investment securities available for
  sale............................................................      62,685,000     17,232,000      19,350,000
Proceeds from sale of investment securities available for sale....                     21,016,000      49,229,000
Purchases of investment securities available for sale.............     (92,586,000)   (27,158,000)    (62,335,000)
Net (increase) decrease in loans and investment in leases.........     (24,533,000)     3,260,000        (505,000)
Recoveries of loans and investment in leases......................         553,000        494,000       1,156,000
Payments received on in-substance foreclosures....................                                         93,000
Purchase of property..............................................        (771,000)      (661,000)       (251,000)
Proceeds from sale of property....................................           9,000         24,000          18,000
Proceeds from sale of other real estate owned.....................       4,675,000      5,683,000       6,872,000
Additions to other real estate owned..............................                                       (390,000)
                                                                    --------------  -------------  --------------
Net cash (used in) provided by investing activities...............     (49,968,000)    19,890,000      13,237,000
                                                                    --------------  -------------  --------------

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

         FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, 1994 (CONTINUED)

                                                                         1996           1995            1994
                                                                    --------------  -------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits...............................  $   10,200,000  $  31,115,000  $  (22,337,000)
Net proceeds from sale of common stock and exercise of common
  stock options...................................................         332,000      3,290,000
Payments on note payable..........................................          (1,000)
                                                                    --------------  -------------  --------------
Net cash provided by (used in) financing activities...............  $   10,531,000     34,405,000     (22,337,000)
                                                                    --------------  -------------  --------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS..............     (30,200,000)    50,234,000      (3,466,000)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR....................      73,549,000     23,315,000      26,781,000
                                                                    --------------  -------------  --------------
CASH AND CASH EQUIVALENTS AT END OF YEAR..........................  $   43,349,000  $  73,549,000  $   23,315,000
                                                                    --------------  -------------  --------------
                                                                    --------------  -------------  --------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest........................................................  $    6,870,000  $   7,217,000  $    6,327,000
                                                                    --------------  -------------  --------------
                                                                    --------------  -------------  --------------
  Income taxes....................................................  $    1,107,000  $     627,000  $      602,000
                                                                    --------------  -------------  --------------
                                                                    --------------  -------------  --------------
SUPPLEMENTAL INFORMATION ON NONCASH INVESTING ACTIVITIES:
Property acquired through foreclosure.............................  $    3,234,000  $   7,024,000  $    7,143,000
                                                                    --------------  -------------  --------------
                                                                    --------------  -------------  --------------
Assumption of debt through foreclosure............................  $      854,000  $              $       67,000
                                                                    --------------  -------------  --------------
                                                                    --------------  -------------  --------------
Loan made to facilitate sale of loans available for sale..........  $    2,593,000  $              $
                                                                    --------------  -------------  --------------
                                                                    --------------  -------------  --------------
Tax benefit for exercise of non-qualified stock options...........  $       51,000  $      78,000  $
                                                                    --------------  -------------  --------------
                                                                    --------------  -------------  --------------

                See notes to consolidated financial statements.

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1. GENERAL

    California Commercial Bankshares (the "Company") was incorporated on June 16, 1982 for the purpose of becoming a bank holding company. National Bank of Southern California (the "Bank") commenced operations as a wholly-owned subsidiary of the Company on January 10, 1983. The Bank operates five branches in Orange County, California. The Bank's primary source of revenue is providing loans to customers who are predominantly middle market businesses and middle income individuals.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATION--The consolidated financial statements include the accounts of the Company, the Bank and Venture Partners, Inc. Venture Partners Inc., a California corporation, acts primarily as an intermediary for tax deferred exchanges, a service function of the escrow department of the Bank. All significant intercompany balances and transactions have been eliminated.

    CONSOLIDATED STATEMENTS OF CASH FLOWS--Cash and cash equivalents for the purpose of the consolidated statements of cash flows are defined as cash and due from banks and Federal funds sold.

    USE OF ESTIMATES IN PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS--The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    INVESTMENT SECURITIES--Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. The Bank has no held to maturity or trading securities. Debt and equity securities not classified as either held to maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of equity, net of deferred taxes.

    The Bank designates investment securities as held to maturity or available for sale upon acquisition. Gain or loss on the sales of investment securities is determined on the specific identification method. Premiums and discounts on investment securities are amortized or accreted using the interest method over the expected lives of the related securities.

    LOANS AND INVESTMENT IN LEASES--Loans and leases are carried at principal amounts outstanding, net of deferred net loan origination fees, unearned lease income and the allowance for loan and lease losses.

    Nonaccrual loans are those for which management has discontinued accrual of interest because (i) there exists reasonable doubt as to the full and timely collection of either principal or interest or (ii) such loans have become contractually past due ninety days with respect to principal or interest. Interest accruals may be continued for loans that have become contractually past due ninety days when such loans are well secured and in the process of collection and, accordingly, management has determined such loans to be fully collectible as to both principal and interest.

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

    For this purpose, loans are considered well secured if they are collateralized by property having a realizable value in excess of the amount of principal and accrued interest outstanding or are guaranteed by a financially capable party. Loans are considered to be in the process of collection if collection of the loan is proceeding so that management reasonably expects repayment of the loan or its restoration to a current status in the near future.

    When a loan is placed on nonaccrual status, all interest previously accrued but uncollected is reversed against current period operating results. Income on such loans is then recognized only to the extent that cash is received and where the ultimate collection of the carrying amount of the loan is probable, after giving consideration to borrowers' current financial condition, historical repayment performance and other factors. Accrual of interest is resumed only when (i) principal and interest are brought fully current and (ii) such loans are either considered, in management's judgement, to be fully collectible or otherwise become well secured and in the process of collection.

    Troubled debt restructured loans are those for which the Company has, for reasons related to borrowers' financial difficulties, granted concessions to borrowers (including reductions of either interest or principal) that it would not otherwise consider, whether or not such loans are secured or guaranteed by others.

    The Bank considers a loan to be impaired when it is probable that the Bank will be unable to collect all contractual principal and interest payments in accordance with the terms of the original loan agreement. Impaired loans, except those loans that are accounted for at fair value or at the lower of cost or fair value, are accounted for at the present value of the expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Bank applies the measurement provisions to all loans in its portfolio except for single-family residence and installment loans which are collectively evaluated for impairment.

    LOAN ORIGINATION FEES--Loan origination fees, net of certain related direct incremental loan origination costs, are deferred and amortized to income over the term of the loans using the effective interest method.

    ALLOWANCE FOR LOAN AND LEASE LOSSES--The allowance for loan and lease losses is based on an analysis of the loan and lease portfolio and reflects an amount which, in management's judgment, is adequate to provide for potential loan and lease losses after giving consideration to the loan and lease portfolio, current economic conditions, past loan and lease loss experience and other factors that deserve current recognition in estimating loan and lease losses. While management uses the best information available to provide for possible losses, future adjustments to the allowance may be necessary due to economic, operating, regulatory or other conditions that may be beyond the Company's control.

    In each reporting period, the allowance for loan and lease losses is increased by provisions for losses charged against operations in that period and recoveries of loans and leases previously charged off, and is reduced by charge-offs of loans and leases recognized in that period.

    LOANS AVAILABLE FOR SALE--Loans available for sale are recorded at the lower of cost or estimated market value, determined on an aggregate basis, and include loan origination costs and related fees. Any transfers of loans available for sale to the investment portfolio are recorded at the lower of cost or estimated market value on the transfer date. Gains or losses resulting from sales of loans are recorded at

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold.

    OTHER REAL ESTATE OWNED--Other real estate owned, which represents real estate acquired in settlement of loans, is carried at fair value less estimated selling costs. Any subsequent operating expenses or income, reduction in estimated fair values, or gains or losses on disposition of such properties are charged or credited to current operations.

    PROPERTY--Property is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line basis over the estimated useful lives of the related assets (estimated to be one to five years) or, if shorter, the term of the lease in the case of leasehold improvements.

    INCOME TAXES--The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

    NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE--Net income (loss) per common and common equivalent share is based on the weighted average number of common and common equivalent shares (stock options) outstanding during the year.

    RECENT ACCOUNTING PRONOUNCEMENTS--On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, or to be disposed of, be reviewed for impairment based on the fair value of the asset. Furthermore, this Statement requires that certain long-lived assets and identifiable intangibles to be disposed of, be reported at the lower of carrying amount or fair value less cost to sell. The Company has determined that the impact of this Statement on its operations and financial position is not material for the year ended December 31, 1996.

    SFAS No. 123, "Accounting for Stock Based Compensation" encourages, but does not require companies to record compensation cost for stock based employee compensation plans at fair value. During 1996, the Company has chosen to continue to account for stock based compensation using the intrinsic value method prescribed in Accounting Principal Board No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The pro forma effects of adoption are disclosed in Note 8.

    In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended in December 1996 by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125." This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 applies prospectively to financial statements for fiscal years beginning after December 31, 1996. However, SFAS No. 127 defers for one year the effective date of certain provisions within SFAS No. 125. SFAS No. 125 does not permit earlier or retroactive application. As of December 31, 1996, the Company has not adopted SFAS No. 125, as amended by SFAS No. 127;

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

however, the Company does not believe the impact on its operations and financial position will be material upon adoption.

    RECLASSIFICATION--Certain items in the previous years' consolidated financial statements have been reclassified to conform to the current year presentation.

3. CASH AND DUE FROM BANKS

    The Bank is required to meet statutory reserve requirements. In part, the Bank meets these requirements by maintaining a balance in a noninterest-bearing account at a Federal Reserve Bank. During 1996 and 1995, the average balance in this account was approximately $7,522,000 and $6,669,000, respectively.

4. INVESTMENT SECURITIES AVAILABLE FOR SALE

    Book value and estimated fair value of investment securities available for sale (in thousands of dollars) are summarized as of December 31 as follows:

                                                                                       1996
                                                                   --------------------------------------------
                                                                        ESTIMATED           GROSS UNREALIZED
                                                                      AMORTIZED FAIR
                                                                     COST       VALUE       GAINS      LOSSES
                                                                   ---------  ---------  -----------  ---------
U.S. Government securities.......................................  $  31,038  $  31,080   $      44   $      (2)
U.S. Government agencies or insured obligations..................     57,537     57,297          17        (257)
State political subdivisions.....................................        413        411                      (2)
Mortgage-backed securities--U.S. agencies........................        880        884          14         (10)
Other securities.................................................         63         54                      (9)
Federal Reserve Bank and Federal Home Loan Bank stocks...........      1,778      1,778
                                                                   ---------  ---------       -----   ---------
Total............................................................  $  91,709  $  91,504   $      75   $    (280)
                                                                   ---------  ---------       -----   ---------
                                                                   ---------  ---------       -----   ---------


                                                                                       1995
                                                                   --------------------------------------------
                                                                        ESTIMATED           GROSS UNREALIZED
                                                                      AMORTIZED FAIR
                                                                     COST       VALUE       GAINS      LOSSES
                                                                   ---------  ---------  -----------  ---------
U.S. Government securities.......................................  $  35,314  $  35,457   $     168   $     (25)
U.S. Government agencies or insured obligations..................     23,611     23,657          61         (15)
State political subdivisions.....................................        423        416                      (7)
Mortgage-backed securities--U.S. agencies........................      1,047      1,070          25          (2)
Other securities.................................................         80         66                     (14)
Federal Reserve Bank and Federal Home Loan Bank stocks...........      1,617      1,617
                                                                   ---------  ---------       -----   ---------
Total............................................................  $  62,092  $  62,283   $     254   $     (63)
                                                                   ---------  ---------       -----   ---------
                                                                   ---------  ---------       -----   ---------

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

    The maturity distribution for investment securities available for sale at December 31, 1996 is as follows (in thousands of dollars):

                                                                          AMORTIZED    ESTIMATED
                                                                            COST      FAIR VALUE
                                                                         -----------  -----------
One year or less.......................................................   $  47,392    $  47,428
Over one through five years............................................      41,596       41,360
Over five years........................................................          63           54
                                                                         -----------  -----------
                                                                          $  89,051    $  88,842
Mortgage-backed securities-US Agencies.................................         880          884
Federal Reserve Bank and Federal Home Loan Bank stocks.................       1,778        1,778
                                                                         -----------  -----------
                                                                          $  91,709    $  91,504
                                                                         -----------  -----------
                                                                         -----------  -----------

    No investment securities were sold during the year 1996.

    Proceeds from sales of investment securities available for sale were $21,016,000 and $49,229,000 for the year ended December 31, 1995 and 1994, respectively. Gross realized losses from the sales of investment securities were $72,000 for the year ended December 31, 1995. Gross realized gains were $12,000 and gross realized losses were $6,000 from sales of investment securities available for sale for the year ended December 31, 1994.

    The carrying value of investment securities pledged as required or permitted by law amounted to $8,008,000 and $6,444,000 at December 31, 1996 and 1995,
respectively.

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

5. LOANS AND INVESTMENT IN LEASES

    The loan portfolio and net investment in direct financing leases (in thousands of dollars) at December 31 is summarized as follows:

                                                                           1996        1995
                                                                        ----------  ----------
Real estate:
  Mortgage............................................................  $   72,617  $   55,207
  Equity lines........................................................       7,487       7,039
Construction..........................................................      25,875      22,593
Commercial............................................................      80,927      84,271
Installment and other.................................................      19,706      13,120
                                                                        ----------  ----------
                                                                           206,612     182,230
                                                                        ----------  ----------
Less:
  Allowance for loan losses...........................................      (5,333)     (6,431)
  Deferred loan origination fees - net................................        (442)       (702)
                                                                        ----------  ----------
Loans--net............................................................     200,837     175,097
                                                                        ----------  ----------
Total minimum lease payments receivable...............................       2,848       3,253
Estimated unguaranteed residual value of leased property..............         179         210
                                                                        ----------  ----------
                                                                             3,027       3,463
Less:
  Unearned lease income...............................................        (364)       (399)
  Allowance for lease losses..........................................         (84)       (111)
                                                                        ----------  ----------
Net investment in leases..............................................       2,579       2,953
                                                                        ----------  ----------
    Total.............................................................  $  203,416  $  178,050
                                                                        ----------  ----------
                                                                        ----------  ----------

    The Bank grants loans to customers throughout its primary market area of Southern California. The Bank makes loans to borrowers from a number of different industries, the largest of which, including undisbursed amounts, are as follows at December 31 (in thousands of dollars) (see Note 11):

                                                                            1996       1995
                                                                          ---------  ---------
Nonresidential construction.............................................  $  22,477  $  34,717
Personal................................................................     37,506     30,384
Real estate agents/developers...........................................     34,285     37,556
Residential construction................................................     19,628     22,506

    Loans in the commercial loan portfolio are collateralized primarily by accounts receivable and inventory.

    The allowance for loan and lease losses is an estimate involving both subjective and objective factors and its measurement is inherently uncertain, pending the outcome of future events. Management's determination of the adequacy of the allowance is based on an evaluation of the loan and lease portfolio, previous loan and lease loss experience, current economic conditions, volume, growth and composition of the loan and lease portfolio, the value of collateral and other relevant factors. Management believes the

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

level of the allowance as of December 31, 1996 and 1995 is adequate to absorb losses inherent in the loan and lease portfolio; however, additional deterioration of the economy in the Bank's lending area could result in levels of loan and lease losses that could not be reasonably predicted at that date.

    A summary of the changes in the allowance for loan and lease losses (in thousands of dollars) for the years ended December 31 follows:

                                                                     1996       1995       1994
                                                                   ---------  ---------  ---------
Loans:
  Balance at beginning of year...................................  $   6,431  $   5,572  $   7,137
  Recoveries on loans charged off................................        553        460      1,104
  Provision for loan losses......................................      1,260      6,600      3,365
  Loans charged off..............................................     (2,911)    (6,201)    (6,034)
                                                                   ---------  ---------  ---------
Balance at end of year...........................................      5,333      6,431      5,572
                                                                   ---------  ---------  ---------
Leases:
  Balance at beginning of year...................................        111         88         84
  Recoveries on leases charged off...............................                    34         52
  Leases charged off.............................................        (27)       (11)       (48)
                                                                   ---------  ---------  ---------
Balance at end of year...........................................         84        111         88
                                                                   ---------  ---------  ---------
      Total......................................................  $   5,417  $   6,542  $   5,660
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    Loans and leases on which the accrual of interest has been discontinued amounted to $3,995,000, $15,573,000 and $14,771,000 at December 31, 1996, 1995
and 1994 respectively. If interest on those loans and leases had continued to accrue, the additional income would have been $327,000, $625,000 and $968,000 in 1996, 1995 and 1994 respectively.

    At December 31, 1996, the Bank had pledged real estate loans amounting to $2,935,000 as collateral for a line of credit with the Federal Home Loan Bank (See note 7).

    At December 31, 1996 and 1995, the Company had classified $45,000 and $1,397,000 of its loans as impaired with a specific reserve of $34,000 and $390,000 respectively. In addition, $4,321,000 and $15,147,000 of its loans are classified as impaired with no related specific loss reserve at December 31, 1996 and 1995, respectively. The Company considers a loan impaired when it is probable that the Company will be unable to collect all contractual principal and interest under the terms of the loan agreement. The average recorded investment in impaired loans during the years ended December 31, 1996 and 1995, were $5,267,000 and $13,101,000, respectively. It is generally the Company's policy to place loans on nonaccrual status when they are 90 days past due. Thereafter, interest income is no longer recognized and the full amount of all payments received, whether principal or interest, are applied to the principal balance of the loan. As such, interest income may be recognized on impaired loans to the extent they are not past due by 90 days or more. Interest income of $214,000 and $236,000 was recognized on impaired loans during the year ended December 31, 1996 and 1995, respectively, all of which was collected in cash. The Company collected cash on impaired loans of $1,432,000 during 1996 and $2,234,000 during 1995. The Company will charge-off an impaired loan in accordance with its established charge-off policy.

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

6. PROPERTY

    Property (in thousands of dollars) at December 31 is summarized as follows:

                                                                             1996       1995
                                                                           ---------  ---------
Furniture, fixtures and equipment........................................  $   4,266  $   3,976
Leasehold improvements...................................................      1,452      1,416
                                                                           ---------  ---------
                                                                               5,718      5,392
Less accumulated depreciation and amortization...........................     (4,283)    (4,308)
                                                                           ---------  ---------
Property--net............................................................  $   1,435  $   1,084
                                                                           ---------  ---------
                                                                           ---------  ---------

7. BORROWING ARRANGEMENTS

    In December 1988 the Company obtained a $3,000,000 term loan from another financial institution for the purpose of providing additional capital to the Bank. The credit agreement for this loan was amended pursuant to a Second Amendment to the credit agreement dated August 25, 1994. Interest was payable monthly on the unpaid principal balance of the loan and required prepayment of 40% of the proceeds of any stock offering or placement of debt or equity. The Second Amendment was supported by a Support Agreement between a shareholder director of the Company and the Company whereby the shareholder guaranteed the payment of the loan.

    To compensate the shareholder for signing the Support Agreement and subsequently paying off the lending institution the Company had signed a Holding Company Support Agreement whereby the Company agreed to: (1) pay to the shareholder a fee equal to 1% of the unpaid principal amount of the note on each anniversary date and (2) issue to the shareholder on or prior to March 31, 1997, and there after on each anniversary date, warrants to purchase 25,000 shares of common stock of the Company at an exercise price per share equal to 80% of the book value per share of the Company on December 31, 1996 and subsequent ending periods respectively. The shareholder paid off the outstanding balance of $2,350,000 to the lending institution in March of 1996 and the Company entered into a new note with the shareholder. The new note bears an interest rate of 3% over prime rate with interest only payable monthly for the first year; and thereafter, quarterly principal payable of $125,000 plus interest payable monthly. Any remaining principal and interest is due on April 1, 1999. On March, 17, 1997, the Company paid down $2,000,000 on this note and based on the $350,000 remaining balance of the note issued to the Shareholder a proportionate number of warrants to purchase 3,723 shares of the Company's common stock at an exercise price of $6.60 per share pursuant to the terms of the Holding Company's Support Agreement. The Company also paid the shareholder a fee equal to 1% of the unpaid principal balance on March 17, 1997. The remaining unpaid principal balance of $350,000 is subject to the original terms of the note.

    In November 1995, the Company sold 474,000 shares of its common stock through private placement at $6.75 per share for the purpose of contributing most of the proceeds into the Bank as additional capital. Of the total proceeds of $3,200,000, the Company contributed $2,900,000 into the Bank's capital in December 1995.

    The Bank maintains two lines of credit with outside financial institutions for the purpose of purchasing Federal funds. The lines of credit bear interest at a floating rate and provide for borrowing up to $8,000,000, and $5,000,000 respectively. At December 31, 1996 and 1995, no amounts were outstanding on these lines of credit.

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

    Under an agreement with the Federal Home Loan Bank, the Bank may obtain an extension of credit of up to 50% of total assets collateralized by real estate loans. At December 31, 1996, the Bank had pledged loans amounting to $2,935,000 and had available credit of $1,468,000 based on 50% of the outstanding balance of pledged loans. No amounts were outstanding on this line of credit at December 31, 1996 and 1995.

8. EMPLOYEE BENEFIT PLANS

    The Company had a stock option plan that expired in 1992. Under the plan the options were granted to directors, officers and employees to purchase shares at the fair market of the common stock on the date of grant. The outstanding options become exercisable over a period of ten years.

    A summary of stock option transactions for each of the three years in the period ended December 31 is as follows:

                                                                                        1996
                                                   1996       1995       1994       OPTION PRICE
                                                 ---------  ---------  ---------  -----------------
Options outstanding, beginning of year.........    133,947    229,446    229,446   $4.67 to $13.00
  Options exercised............................    (72,267)   (44,249)
  Options canceled.............................    (18,000)   (51,250)
                                                 ---------  ---------  ---------  -----------------
Options outstanding, end of year...............     43,680    133,947    229,446   $5.25 to $5.94
                                                 ---------  ---------  ---------  -----------------
                                                 ---------  ---------  ---------  -----------------

    At December 31, 1996, options for 43,680 shares were exercisable. During the year ended December 31, 1996, 72,267 options were exercised and paid for with cash of $276,000 and 11,255 shares of common stock previously outstanding. During the year ended December 31, 1995, 44,249 options were exercised and paid for with cash of $12,000 and 19,198 shares of common stock previously outstanding. No options were exercised in 1994.

    The Company also has a stock option plan it uses as a means of compensating directors in lieu of cash director's fees for services performed. During the years ended December 31, 1996 and 1995, 3,447 and 12,249 options were exercised, respectively. No options were granted or canceled during the years ended December 31, 1996, 1995 and 1994. At December 31, 1996, no options were outstanding. All activity from this plan is reflected in the table above.

    During 1995 the Company adopted a stock award plan that permits the granting of options to directors, officers and employees to purchase, at the fair market value of the common stock on the date of grant, up to 750,000 shares of the Company's common stock. The outstanding options become exercisable over a period of ten years.

    A summary of stock option transactions for the stock award plan for each of the two years in the period ended December 31, is as follows:

                                                                                    1996
                                                          1996       1995       OPTION PRICE
                                                        ---------  ---------  ----------------
Options outstanding, beginning of year................    142,000              $5.25 to $6.50
  Options granted.....................................               142,000
  Options exercised...................................     (1,000)
  Options canceled....................................     (7,000)
                                                        ---------  ---------  ----------------
Options outstanding, end of year......................    134,000    142,000   $5.25 to $6.50
                                                        ---------  ---------  ----------------
                                                        ---------  ---------  ----------------

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

    At December 31, 1996, 47,332 options were exercisable. During the year ended December 31, 1996, 1,000 options were exercised and paid for with cash of $5,250.

    The Company maintains a stock bonus plan that covers substantially all Company employees. The plan provides for the issuance to participating employees of share units in the plan, which entitles participants to distributions primarily of common stock of the Company. Contributions to the plan are held in trust and invested in common stock of the Company (which is purchased from third parties) or other investments under the terms of the plan agreement. Contributions are determined based on the Bank's discretion. The Company's contributions for 1996, 1995 and 1994 were $45,000, $45,000 and $5,000, respectively.

    The estimated fair value of options granted during 1995 was $3.71 per share. The estimated fair value of warrants granted during 1996 (See Note 7) was $10.91 per share. The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, the Company's net income and earnings per share for the year ended December 31, 1996, and 1995 would have been reduced to the pro forma amounts indicated below:

                                                                                 1996          1995
                                                                             ------------  -------------
Net Income (Loss) to Common Shareholders
  As Reported..............................................................  $  3,796,000  $  (3,341,000)
  Pro forma................................................................  $  3,607,000  $  (3,505,000)


                                                                                 1996          1995
                                                                             ------------  -------------
Net Income (Loss) per common and common equivalent share
  As Reported..............................................................  $       1.26  $       (1.30)
  Pro forma................................................................  $       1.20  $       (1.37)

    The fair value of warrants and options granted under the Company's fixed stock option plan during 1996 and 1995, respectively, were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used: no dividend yield, expected volatility of approximately 13% for options and 40% for warrants, risk-free interest rate ranging from 6.0% to 7.9%, and expected lives of 10 years for options and 7 years for warrants.

    The Bank has a defined contribution plan, which meets the requirements of
Section 401(k) of the Internal Revenue Code and covers substantially all employees. The Bank's contributions are determined as a percentage of each participant's contribution. The amounts contributed to the plan by the Bank were $121,000, $108,000 and $88,000 for 1996, 1995 and 1994, respectively.

    In 1987, the Company purchased cost recovery life insurance with aggregate death benefits in the amount of $2,473,000 on the lives of the senior management participants. The Company is the sole owner and beneficiary of such policies, which were purchased to fund the Company's obligation under separate deferred compensation arrangements. The cash surrender values and obligation under deferred compensation agreements at December 31, 1996 and 1995 of $1,296,000 and $1,231,000, respectively, and $529,000 and $317,000, respectively, have been included in other assets and in other liabilities, respectively, in the accompanying consolidated balance sheets.

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

9. RELATED PARTY TRANSACTIONS

    In the ordinary course of business, the Bank has granted loans to certain directors, executive officers and the businesses with which they are associated. All such loans and commitments to loans were made under terms that are consistent with the Bank's normal lending policies.

    The following is an analysis of the activity of all such loans for the years ended December 31:

                                                                      1996           1995
                                                                  -------------  -------------
Outstanding balance, beginning of year..........................  $   1,848,000  $   2,623,000
  Credit granted, including renewals............................      1,022,000      1,474,000
  Repayments....................................................     (1,120,000)    (2,249,000)
                                                                  -------------  -------------
Outstanding Balance, end of year................................  $   1,750,000  $   1,848,000
                                                                  -------------  -------------
                                                                  -------------  -------------

10.  INCOME TAXES

    Income tax expense (benefit) for the years ended December 31 is as follows:

                                                                       1996:
                                                     -----------------------------------------
                                                        FEDERAL        STATE         TOTAL
                                                     -------------  -----------  -------------
  Current..........................................  $     206,000  $    48,000  $     254,000
  Deferred.........................................         31,000     (174,000)      (143,000)
                                                     -------------  -----------  -------------
Total..............................................  $     237,000  $  (126,000) $     111,000
                                                     -------------  -----------  -------------
                                                     -------------  -----------  -------------


                                                                       1995:
                                                     -----------------------------------------
                                                        FEDERAL        STATE         TOTAL
                                                     -------------  -----------  -------------
  Current..........................................  $    (341,000) $    38,000  $    (303,000)
  Deferred.........................................     (1,051,000)    (576,000)    (1,627,000)
                                                     -------------  -----------  -------------
Total..............................................  $  (1,392,000) $  (538,000) $  (1,930,000)
                                                     -------------  -----------  -------------
                                                     -------------  -----------  -------------

                                                                       1994:
                                                     -----------------------------------------
                                                        FEDERAL        STATE         TOTAL
                                                     -------------  -----------  -------------
  Current..........................................  $     (79,000) $     2,000  $     (77,000)
  Deferred.........................................        621,000                     621,000
                                                     -------------  -----------  -------------
Total..............................................  $     542,000  $     2,000  $     544,000
                                                     -------------  -----------  -------------
                                                     -------------  -----------  -------------

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

    Income tax expense (benefit) for the years ended December 31 (in thousands of dollars) varies from the amounts computed by applying the statutory Federal income tax rate as a result of the following factors:

                                                                     1996                  1995                  1994
                                                             --------------------  --------------------  --------------------
Federal income taxes at statutory rate.....................  $   1,367       35.0% $  (1,845)     (35.0)% $   491        35.0%
State franchise taxes--net of Federal income tax benefit...        227        5.8       (355)      (6.7)       95         6.8
Unbenefited state net operating losses.....................                                                    20         1.4
(Decrease) Increase in deferred tax asset valuation
  allowances--State and Federal............................     (1,714)     (43.9)       178        3.4       (49)       (3.5)
Federal taxes on state valuation adjustment................        160        4.1
Other                                                               71        1.8         92        1.7       (13)       (0.9)
                                                             ---------  ---------  ---------  ---------  --------         ---
Income tax expense (benefit)...............................  $     111        2.8% $  (1,930)     (36.6)% $   544        38.8%
                                                             ---------  ---------  ---------  ---------  --------         ---
                                                             ---------  ---------  ---------  ---------  --------         ---

    The Company has recorded net deferred tax assets as of December 31 consisting principally of the following:

                                                                  DEFERRED TAX   DEFERRED TAX
                                                                      1996           1995
                                                                  -------------  -------------
Deferred Tax Assets:
Loan Loss Reserve...............................................  $   1,319,000  $   2,465,000
Unrealized Loss on Loans........................................        265,000        342,000
Unrealized Loss on Investment Securities........................         82,000
Depreciation....................................................        180,000        233,000
Nonaccrual Interest Income......................................        111,000        171,000
Self-Insurance Reserve..........................................        128,000        106,000
REO Reserves....................................................        183,000        601,000
Contingencies...................................................        382,000        184,000
Other...........................................................         74,000        262,000
                                                                  -------------  -------------
Deferred Tax Assets.............................................      2,724,000      4,364,000
Valuation Allowance.............................................                    (1,202,000)
                                                                  -------------  -------------
Deferred Tax Assets,
Net of Allowance................................................      2,724,000      3,162,000
                                                                  -------------  -------------
Deferred Tax Liabilities:
Unrealized Gain on Investment Securities........................                       (67,000)
Financial Accounting Lease Difference...........................       (183,000)      (846,000)
                                                                  -------------  -------------
Net Deferred Tax Assets.........................................  $   2,541,000  $   2,249,000
                                                                  -------------  -------------
                                                                  -------------  -------------

    In the event the future consequences of difference between financial accounting bases and the tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be recognized.

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

11.  COMMITMENTS AND CONTINGENCIES

    At December 31, 1996, the Company and the Bank were obligated under various noncancelable lease agreements, classified as operating leases, primarily for the rental of office space. Certain leases for office space contain provisions for renewal options of one or two five-year periods. Minimum future rental payments under these lease agreements are summarized as follows:

1997............................................................ $1,157,000
1998............................................................  1,139,000
1999............................................................  1,099,000
2000............................................................  1,118,000
2001............................................................    865,000
Thereafter......................................................  1,478,000
                                                                 ----------
Total........................................................... $6,856,000
                                                                 ----------
                                                                 ----------

    Total rental expense was $1,417,000, $1,136,000 and $1,072,000 in 1996, 1995
and 1994, respectively.

    The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Bank's exposure to credit loss in the event of nonperformance by the other party to commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 1996 and 1995, the Bank had primarily variable rate commitments to extend credit of $77,740,000, and $55,769,000, respectively, and obligations under standby letters of credit of $1,669,000 and $2,032,000, respectively.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.

    The Bank uses the same credit policies in making commitments and conditional obligations as it does for extending loan facilities to customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment or real estate.

12.  LEGAL PROCEEDINGS

    From time to time, the Company or the Bank is a party to claims and legal proceedings arising in the ordinary course of business. Management of the Company evaluates the Company's or Bank's exposure to the cases individually and in the aggregate and provides for potential losses on such litigation if the amount of the loss is determinable and if the incurrence of the loss is probable. After taking into consideration information furnished by counsel to the Company or the Bank as to the current status of various claims

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

and legal proceedings to which the Company or the Bank is a party, management has accrued $950,000 as a reserve for various cases pending as of December 31, 1996.

13.  RISK-BASED CAPITAL STANDARDS AND OTHER REGULATORY MATTERS

    On April 8, 1992, the Bank executed a Formal Agreement (the "Agreement") with the Office of the Comptroller of the Currency (the "Comptroller"). On November 15, 1996, the Comptroller as a result of the examination as of September 30, 1996, determined that the continued existence of the Formal Agreement was no longer necessary and the Agreement was terminated as of that date.

    On May 27, 1993, the Company executed a Memorandum of Understanding (the "Memorandum") with the Federal Reserve Bank of San Francisco (the "Fed"). On March 13, 1997 the Fed as a result of the examinations of December 31, 1996, determined that the memorandum was no longer necessary and was terminated as of that date.

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk-weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1996, and 1995 that the Bank meets all capital adequacy requirements to which it is subject.

    As of December 31, 1996 and 1995, the most recent notification from the Comptroller categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risked-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

    The Company's and the Bank's actual capital amounts and ratios are also presented in the table.


                                                                                           FOR CAPITAL ADEQUACY
                                                    ACTUAL                                       PURPOSES
                                           -------------------  -------------------------------------------------------------------
                                              AMOUNT    RATIO                  AMOUNT                              RATIO
                                           -----------  ------  ------------------------------------  -----------------------------
As of December 31, 1996:
Total Capital (to Risk-Weighted Assets)
  Consolidated...........................  $28,185,000  11.62%  GREATER THAN OR EQUAL TO $19,404,000  GREATER THAN OR EQUAL TO 8.0%
  Subsidiary Bank........................  $29,357,000  12.14%  GREATER THAN OR EQUAL TO $ 9,347,000  GREATER THAN OR EQUAL TO 8.0%
Tier I Capital (to Risk-Weighted Assets)
  Consolidated...........................  $25,124,000  10.36%  GREATER THAN OR EQUAL TO $ 9,702,000  GREATER THAN OR EQUAL TO 4.0%
  Subsidiary Bank........................  $26,304,000  10.88%  GREATER THAN OR EQUAL TO $ 9,674,000  GREATER THAN OR EQUAL TO 4.0%
Tier I Capital (to Average Assets)
  Consolidated...........................  $25,124,000   7.25%  GREATER THAN OR EQUAL TO $13,852,000  GREATER THAN OR EQUAL TO 4.0%
  Subsidiary Bank........................  $26,304,000   7.59%  GREATER THAN OR EQUAL TO $13,845,000  GREATER THAN OR EQUAL TO 4.0%

As of December 31, 1995:

Total Capital (to Risk-Weighted Assets)
  Consolidated...........................  $23,817,000  10.70%  GREATER THAN OR EQUAL TO $17,766,000  GREATER THAN OR EQUAL TO 8.0%
  Subsidiary Bank........................  $25,252,000  11.36%  GREATER THAN OR EQUAL TO $17,756,000  GREATER THAN OR EQUAL TO 8.0%
Tier I Capital (to Risk-Weighted Assets)
  Consolidated...........................  $20,995,000   9.45%  GREATER THAN OR EQUAL TO $ 8,883,000  GREATER THAN OR EQUAL TO 4.0%
  Subsidiary Bank........................  $22,431,000  10.11%  GREATER THAN OR EQUAL TO $ 8,878,000  GREATER THAN OR EQUAL TO 4.0%
Tier I Capital (to Average Assets)
  Consolidated...........................  $20,995,000   6.32%  GREATER THAN OR EQUAL TO $ 8,883,000  GREATER THAN OR EQUAL TO 4.0%
  Subsidiary Bank........................  $22,431,000   6.76%  GREATER THAN OR EQUAL TO $ 8,878,000  GREATER THAN OR EQUAL TO 4.0%



                                                                        TO BE WELL CAPITALIZED
                                                                       UNDER PROMPT CORRECTIVE
                                                                          ACTION PROVISIONS
                                              ---------------------------------------------------------------------
                                                             AMOUNT                                RATIO
                                              -----------------------------------    ------------------------------
As of December 31, 1996:
Total Capital (to Risk-Weighted Assets)
  Consolidated...........................                      N/A
  Subsidiary Bank........................     GREATER THAN OR EQUAL TO $24,184,000    GREATER THAN OR EQUAL TO 10.0%
Tier I Capital (to Risk-Weighted Assets)
  Consolidated...........................                      N/A
  Subsidiary Bank........................     GREATER THAN OR EQUAL TO $14,510,000   GREATER THAN OR EQUAL TO  6.0%
Tier I Capital (to Average Assets)
  Consolidated...........................                      N/A
  Subsidiary Bank........................     GREATER THAN OR EQUAL TO $17,306,000   GREATER THAN OR EQUAL TO  5.0%

As of December 31, 1995:

Total Capital (to Risk-Weighted Assets)
  Consolidated...........................                      N/A
  Subsidiary Bank........................     GREATER THAN OR EQUAL TO $22,194,000   GREATER THAN OR EQUAL TO 10.0%
Tier I Capital (to Risk-Weighted Assets)
  Consolidated...........................                      N/A
  Subsidiary Bank........................     GREATER THAN OR EQUAL TO $13,317,000   GREATER THAN OR EQUAL TO  6.0%
Tier I Capital (to Average Assets)
  Consolidated...........................                      N/A
  Subsidiary Bank........................     GREATER THAN OR EQUAL TO $15,583,000   GREATER THAN OR EQUAL TO  5.0%


               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

14. CONDENSED FINANCIAL INFORMATION--PARENT COMPANY ONLY

    Balance sheets as of December 31:

                                                                     1996           1995
                                                                 -------------  -------------
ASSETS
Cash...........................................................  $     664,000  $     587,000
Other real estate owned........................................         83,000         83,000
Investments in subsidiaries....................................     26,324,000     22,686,000
Other assets...................................................        284,000        122,000
                                                                 -------------  -------------
    Total......................................................  $  27,355,000  $  23,478,000
                                                                 -------------  -------------
                                                                 -------------  -------------

                                                                     1996           1995
                                                                 -------------  -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Note payable...................................................  $   2,350,000  $   2,351,000
Other liabilities..............................................          4,000          8,000
Total shareholders' equity.....................................     25,001,000     21,119,000
                                                                 -------------  -------------
    Total......................................................  $  27,355,000  $  23,478,000
                                                                 -------------  -------------
                                                                 -------------  -------------

    Statements of operations for the years ended December 31:

                                                                             1996          1995           1994
                                                                         ------------  -------------  ------------
Total interest income..................................................  $     15,000  $      21,000  $     13,000
                                                                         ------------  -------------  ------------
Expenses:
  Interest.............................................................       273,000        259,000       241,000
  Other expenses.......................................................        44,000         45,000        27,000
                                                                         ------------  -------------  ------------
Total expenses.........................................................       317,000        304,000       268,000
                                                                         ------------  -------------  ------------
Loss before provision (benefit) for income tax and equity income (loss)
  of subsidiaries......................................................      (302,000)      (283,000)     (255,000)
Provision (benefit) for income tax.....................................      (214,000)        52,000       (89,000)
                                                                         ------------  -------------  ------------
Loss before equity in income (loss) of subsidiaries....................       (88,000)      (335,000)     (166,000)
Equity in income (loss) of subsidiaries................................     3,884,000     (3,006,000)    1,025,000
                                                                         ------------  -------------  ------------
Net income (loss)......................................................  $  3,796,000  $  (3,341,000) $    859,000
                                                                         ------------  -------------  ------------
                                                                         ------------  -------------  ------------

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

    Statements of cash flows for the years ended December 31:

                                                                           1996           1995           1994
                                                                       -------------  -------------  -------------
Cash flows from operating activities:
  Net income (loss)..................................................  $   3,796,000  $  (3,341,000) $     859,000
  Adjustments to reconcile net income (loss) to net cash from operating activities:
    Equity in (income) loss of subsidiaries from operations..........     (3,884,000)     3,006,000     (1,025,000)
    (Increase) decrease in other assets..............................       (162,000)        35,000         99,000
    (Decrease) increase in other liabilities.........................         (4,000)         3,000         (5,000)
                                                                       -------------  -------------  -------------
    Net cash from operating activities...............................       (254,000)      (297,000)       (72,000)
                                                                       -------------  -------------  -------------
Cash flows from investing activities:
  Proceeds from sale of other real estate owned......................                         5,000
                                                                                      -------------
  Net cash from investing activities.................................                         5,000
                                                                                      -------------
Cash flows from financing activities:
  Proceeds from sale of common stock and exercise of common stock
    options..........................................................        332,000      3,290,000
  Payments on note payable...........................................         (1,000)
Increase in Investment in subsidiaries...............................                    (2,900,000)
                                                                       -------------  -------------
  Net cash from financing activities.................................        331,000        390,000
                                                                       -------------  -------------
Net increase (decrease) in cash......................................         77,000         98,000        (72,000)
Cash at beginning of year............................................        587,000        489,000        561,000
                                                                       -------------  -------------  -------------
Cash at end of year..................................................  $     664,000  $     587,000  $     489,000
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest...............................  $     273,000  $     259,000  $     241,000
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
SUPPLEMENTAL INFORMATION ON NONCASH INVESTMENT ACTIVITY
  Tax benefit for exercise of non-qualified stock options............  $      51,000  $      78,000  $
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

15. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair value amounts have been determined by management using available market information and appropriate valuation methodologies. However, assumptions are necessary to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

different assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                     DECEMBER 31, 1996
                                                               ------------------------------
                                                                                 ESTIMATED
                                                               CARRYING VALUE    FAIR VALUE
                                                               --------------  --------------
ASSETS:
  Cash and due from banks....................................  $   28,849,000  $   28,849,000
  Federal funds sold.........................................      14,500,000      14,500,000
  Investment securities available for sale...................      91,504,000      91,504,000
  Loans and investment in leases, net........................     203,416,000     202,853,000
  Loans available for sale, net..............................       1,234,000       1,234,000
  Accrued interest receivable................................       2,668,000       2,668,000

LIABILITIES:
  Savings and demand deposits................................     265,281,000     265,281,000
  Time deposits..............................................      53,423,000      53,434,000
  Accrued interest payable...................................         148,000         148,000
  Note payable...............................................       2,350,000       2,350,000

                                                                     DECEMBER 31, 1995
                                                               ------------------------------
                                                                                 ESTIMATED
                                                               CARRYING VALUE    FAIR VALUE
                                                               --------------  --------------
ASSETS:
  Cash and due from banks....................................  $   28,549,000  $   28,549,000
  Federal funds sold.........................................      45,000,000      45,000,000
  Investment securities available for sale...................      62,283,000      62,283,000
  Loans and investment in leases, net........................     178,050,000     177,402,000
  Loans available for sale, net..............................       9,620,000       9,620,000
  Accrued interest receivable................................       2,649,000       2,649,000

LIABILITIES:
  Savings and demand deposits................................     241,273,000     241,273,000
  Time deposits..............................................      67,231,000      67,234,000
  Accrued Interest payable...................................         221,000         221,000
  Note payable...............................................       2,351,000       2,351,000

    The carrying value of cash and due from banks, Federal funds sold, interest receivable, loans available for sale, savings and demand deposits, time deposits, interest payable and note payable is a reasonable estimate of the fair value. The fair value of investment securities is based on quoted market prices.

    The fair value of loans and investment in leases is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of classified loans with a carrying value of approximately $4,659,000 and $16,307,000 as of December 31, 1996 and 1995,
respectively, was not estimated because it is not practical to reasonably assess the credit adjustment that would be applied in the market place for such loans. These classified loans, which are primarily real estate or construction loans, have a weighted average

               CALIFORNIA COMMERCIAL BANKSHARES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

interest rate ranging from 7% to 11.0% and from 8% to 12.50% as of December 31, 1996 and 1995, respectively, and are due at various dates through the year 2026.

    The fair value of savings and demand deposit accounts is the amount payable on demand at December 31, 1996. The fair value of time deposit accounts is estimated using the rates currently offered for deposits of similar remaining maturities.

    The fair value of commitments is not deemed material at December 31, 1996 and 1995.

    The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date and, therefore, current estimates of fair value may differ significantly from amounts presented herein.

16. MERGER

    On December 18, 1996, California Commercial Bankshares signed a definitive agreement, subject to regulatory and shareholder approval, whereby Monarch Bancorp and California Commercial Bankshares will merge.